Exhibit 5.1

OPINION AND CONSENT OF LEGAL COUNSEL

January 7, 2010

Obagi Medical Products, Inc.
3760 Kilroy Airport Way
Suite 500
Long Beach, CA 90806

Re:	Obagi Medical Products, Inc.— Registration Statement for Offering of 1,001,000 Shares of Common Stock

Ladies and Gentlemen:

            I have acted as counsel to Obagi Medical Products, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 1,001,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), for issuance under the Obagi Medical Products, Inc. 2005 Stock Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

            I have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plan, including the automatic share increase provisions in effect under such Plan. Based on such review, I am of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized award agreements under the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable shares of the Company’s Common Stock.

I consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares registered on the Registration Statement.

Very truly yours,

/s/  LAURA B. HUNTER

Laura B. Hunter
Vice President & General Counsel
Obagi Medical Products, Inc.